Exhibit 99.1

Casella Waste Systems Announces Pricing of Public Offering of 5,263,158 Shares of Class A Common Stock

RUTLAND, Vt., (June 13, 2023) – Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today the pricing of an underwritten public offering of 5,263,158 shares of its Class A common stock at a public offering price of $85.50 per share, before offering discounts. The offering will result in aggregate gross proceeds of approximately $450.0 million to Casella, before deducting underwriting discounts and offering expenses. Casella also granted the underwriters of the offering an option for a period of 30 days to purchase up to an additional 789,473 shares of Class A common stock. All of the shares in the offering are to be sold by Casella. The offering is expected to close on or about June 16, 2023, subject to customary closing conditions.

Casella intends to use the net proceeds from the offering to finance a portion of its previously announced acquisitions of operations from GFL Environmental Inc. and assets of Consolidated Waste Services, LLC and its affiliates, repay borrowings from its revolving credit facility and general corporate purposes.

Raymond James and Stifel are acting as joint book-running managers for the offering. UBS Investment Bank and KeyBanc Capital Markets are acting as passive book-runners for the offering.

The shares are being offered by Casella pursuant to an automatically effective shelf registration statement (including a prospectus) that was previously filed with the U.S. Securities and Exchange Commission (“SEC”). The offering is being made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on June 12, 2023, and is available on the SEC’s website at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC and will form a part of the registration statement, and will also be available on the SEC’s website.

Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, or by telephone at (800) 248-8863, or by e-mail to prospectus@raymondjames.com; or Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, telephone: (855) 300-7136 or email: Syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States.

Safe Harbor Statement

Certain matters discussed in this press release, including, among others, our expectations regarding the completion of the public offering and our intended use of proceeds from the offering, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which Casella operates and management’s beliefs and assumptions. Casella cannot guarantee that it actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in Casella’s forward-looking statements. Such risks and uncertainties include or relate to, among other things: risks and uncertainties relating to the satisfaction of customary closing conditions related to the public offering. Additional risks and uncertainties relating to the proposed offering, Casella and its business are discussed in the preliminary prospectus supplement related to the offering filed with the SEC on June 12, 2023 and in other filings that Casella periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent Casella’s views as of the date of this press release. Casella undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing Casella’s views as of any date subsequent to the date of this press release.

Investors:

Jason Mead

Senior Vice President of Finance & Treasurer

(802) 772-2293